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                                                                    Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement (No. 333-67535) on Form S-8 of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank and Virginia Bankers Association Defined Contribution Plan for C & F Mortgage Corporation (the Plans) of our reports dated April 24, 2001 and April 26, 2001, relating to the statements of net assets available for benefits as of December 31, 2000 and 1999, and the statements of changes in net assets available for benefits for the years ended December 31, 2000 and 1999, which reports appear in the December 31, 2000 annual report on Form 11-K of the Plans.


                                              /s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
June 19, 2001